EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Announces Quarter Ended December 31, 2016 Financial Results

GREENWICH, CT, February 9, 2017 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR" or "we") today announced its financial results for the first fiscal quarter ended December 31, 2016.

First Fiscal Quarter 2017 Highlights

•	Net investment income of $5.9 million, or $0.20 per share;

•	Net asset value per share of $10.86; and

•	Closed $41.3 million of new investments.

“As FSFR moves into its next chapter, we will continue to leverage Fifth Street’s direct origination platform to invest in floating rate, senior secured loans with lower loss given default characteristics and in companies with sustainable free cash flow,” stated Patrick J. Dalton, FSFR's Chief Executive Officer. “We believe that FSFR remains well-positioned to take advantage of opportunities in the senior secured loan market and we plan to reposition the portfolio in a way that increases operating flexibility and drives long-term stockholder value. Additionally, the management team and Board of Directors determined it was prudent to calibrate FSFR’s dividend level with the goal of meeting or exceeding it with net investment income on a quarterly basis, to preserve NAV, enhance our balance sheet and create value for our stockholders.”

Portfolio and Investment Activity

FSFR's Board of Directors determined the fair value of our investment portfolio at December 31, 2016 to be $540.1 million, as compared to $573.6 million at September 30, 2016. Total assets were $590.2 million at December 31, 2016, as compared to $622.4 million at September 30, 2016.

During the quarter ended December 31, 2016, we closed $41.3 million of investments in six new and two existing portfolio companies and funded $37.6 million across new and existing portfolio companies. This compares to closing $128.5 million of investments in 23 new and two existing portfolio companies, and funding $132.4 million across new and existing portfolio companies during the quarter ended December 31, 2015. During the quarter ended December 31, 2016, we received $58.3 million in connection with the repayments and exits of eight of our investments, all of which were exited at or above par, and an additional $8.4 million in connection with other paydowns and sales of investments.

At December 31, 2016, our portfolio consisted of investments in 61 companies. At fair value, 87.3% of our portfolio consisted of senior secured floating rate debt investments, 11.4% consisted of investments in the subordinated notes and LLC equity interests of FSFR Glick JV LLC ("FSFR Glick JV") and 1.2% consisted of equity investments in other portfolio companies. Our average portfolio company debt investment size at fair value was $8.7 million at December 31, 2016 versus $8.9 million at September 30, 2016. The average portfolio company EBITDA was $66.9 million at December 31, 2016.

At December 31, 2016, FSFR Glick JV had $170.0 million in assets, including senior secured loans to 32 portfolio companies.  The joint venture generated income of $1.6 million for FSFR during the first fiscal quarter, which represented an 8.9% weighted average annualized return on investment.

Our weighted average yield on debt investments at December 31, 2016, including the return on FSFR Glick JV, was 8.5%, and included a cash component of 8.2%. We utilized our attractively priced leverage and operated within our target leverage range of 0.8x to 0.9x debt-to-equity during the quarter, ending the quarter at 0.79x leverage.

Results of Operations

Total investment income for the quarters ended December 31, 2016 and December 31, 2015 was $11.6 million and $13.9 million, respectively. For the quarter ended December 31, 2016, the amount primarily consisted of $11.0 million of interest income from portfolio investments. For the quarter ended December 31, 2015, this amount primarily consisted of $12.2 million of interest income from portfolio investments.

Net expenses for the quarters ended December 31, 2016 and December 31, 2015 were $5.7 million and $6.9 million, respectively. Total expenses decreased for the quarter ended December 31, 2016 as compared to the quarter ended December 31, 2015, due primarily to a $0.8 million decrease in Part I incentive fees payable to our investment adviser and a $0.5 million decrease in professional fees, partially offset by a $0.3 million increase in general and administrative expenses and a $0.2 million increase in interest expense.

Net realized and unrealized losses on our investment portfolio for the quarters ended December 31, 2016 and December 31, 2015 were $5.2 million and $20.3 million, respectively.

Liquidity and Capital Resources

At December 31, 2016, we had $43.7 million of cash and cash equivalents (including $7.5 million of restricted cash), portfolio investments (at fair value) of $540.1 million, $3.8 million of interest, dividends and fees receivable, $14.5 million of payables from unsettled transactions, $72.3 million of borrowings outstanding under our revolving credit facilities, $177.6 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $49.7 million. Our regulatory leverage ratio was 0.79x debt-to-equity.

At September 30, 2016, we had $28.8 million of cash and cash equivalents (including $9.0 million of restricted cash), portfolio investments (at fair value) of $573.6 million, $4.6 million of interest, dividends and fees receivable, $12.9 million of receivables from unsettled transactions, $107.4 million of borrowings outstanding under our revolving credit facilities, $177.5 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $52.8 million. Our regulatory leverage ratio was 0.90x debt-to-equity.

Dividend Declaration

In addition to our previously declared monthly dividend of $0.075 per share, which is payable on February 28, 2017 to stockholders of record on February 15, 2017, our Board of Directors met on February 6, 2017 and declared the following distributions:

•	monthly dividend of $0.04 per share, payable on March 31, 2017 to stockholders of record on March 15, 2017; and
•	quarterly dividend of $0.19 per share, payable on June 30, 2017 to stockholders of record on June 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At December 31, 2016 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows:

Investment Ranking	December 31, 2016				September 30, 2016(2)
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$—	—%	N/A		$20,056,209	3.59%	3.80
2	499,964,057	93.72	4.13		519,618,113	92.91	4.20
3	27,105,518	5.08	NM	(1)	12,440,322	2.22	NM	(1)
4	6,393,980	1.20	NM	(1)	7,156,160	1.28	NM	(1)
Total	$533,463,555	100.00%	4.13		$559,270,804	100.00%	4.18

_____________

(1)	Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.
(2)	Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of December 31, 2016, we had modified the payment terms of our investments in five portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of December 31, 2016, there were two investments on which we had stopped accruing cash and/or PIK interest or OID income that represented 2.9% of our debt portfolio at fair value in the aggregate.

Recent Developments

On December 8, 2016, our Board of Directors appointed Patrick J. Dalton as Chief Executive Officer and elected him as a member of the Board of Directors, effective January 2, 2017, succeeding Ivelin M. Dimitrov. In addition, Todd G. Owens also stepped down from his role as President and a member of the Board of Directors, effective January 2, 2017.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities

	December 31, 2016	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost December 31, 2016: $71,117,506; cost September 30, 2016: $71,117,506)	$61,745,473	$63,316,667
Affiliate investments (cost December 31, 2016: $16,005,917; cost September 30, 2016: $15,953,798)	11,871,173	13,006,458
Non-control/Non-affiliate investments (cost December 31, 2016: $485,071,327; cost September 30, 2016: $513,397,659)	466,486,082	497,281,256
Total investments at fair value (cost December 31, 2016: $572,194,750; cost September 30, 2016: $600,468,963)	540,102,728	573,604,381
Cash and cash equivalents	36,210,945	19,778,841
Restricted cash	7,465,489	9,036,838
Interest, dividends and fees receivable	3,771,724	4,579,935
Due from portfolio companies	772,097	336,429
Receivables from unsettled transactions	—	12,869,092
Deferred financing costs	1,911,359	2,063,133
Other assets	13,458	148,492
Total assets	$590,247,800	$622,417,141
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,102,087	$1,246,286
Base management fee and incentive fee payable	2,409,361	2,987,721
Due to FSC CT LLC	541,048	402,073
Interest payable	1,842,396	1,798,653
Payables from unsettled transactions	14,490,000	—
Amounts payable to syndication partners	—	18,750
Director fees payable	123,650	236,275
Credit facilities payable	72,256,800	107,426,800
Notes payable (net of $2,441,710 and $2,514,236 of unamortized financing costs as of December 31, 2016 and September 30, 2016, respectively)	177,558,290	177,485,764
Secured borrowings at fair value (proceeds September 30, 2016: $5,000,000)	—	4,985,425
Total liabilities	270,323,632	296,587,747
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding at December 31, 2016 and September 30, 2016	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments and secured borrowings	(32,092,022)	(26,850,007)
Net realized loss on investments	(10,886,945)	(10,969,707)
Accumulated overdistributed net investment income	(11,387,467)	(10,641,494)
Total net assets (equivalent to $10.86 and $11.06 per common share at December 31, 2016 and September 30, 2016, respectively)	319,924,168	325,829,394
Total liabilities and net assets	$590,247,800	$622,417,141

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

	Three months ended December 31, 2016	Three months ended December 31, 2015
Interest income:
Control investments	$1,395,436	$1,120,491
Affiliate investments	97,936	—
Non-control/Non-affiliate investments	9,384,005	11,005,597
Interest on cash and cash equivalents	30,542	20,399
Total interest income	10,907,919	12,146,487
PIK interest income:
Affiliate investments	48,972	—
Non-control/Non-affiliate investments	10,432	17,161
Total PIK interest income	59,404	17,161
Fee income:
Affiliate investments	3,148	—
Non-control/Non-affiliate investments	403,296	1,312,607
Total fee income	406,444	1,312,607
Dividend and other income:
Control investments	187,420	437,500
Total dividend and other income	187,420	437,500
Total investment income	11,561,187	13,913,755
Expenses:
Base management fee	1,425,216	1,586,192
Part I incentive fee	990,377	1,748,812
Professional fees	258,528	722,803
Board of Directors fees	123,650	168,650
Interest expense	2,456,128	2,273,433
Administrator expense	146,459	185,000
General and administrative expenses	533,011	226,947
Total expenses	5,933,369	6,911,837
Base management fee waived	(6,232)	—
Insurance recoveries	(250,000)	—
Net expenses	5,677,137	6,911,837
Net investment income	5,884,050	7,001,918
Unrealized appreciation (depreciation) on investments:
Control investments	(1,571,194)	(3,750,492)
Affiliate investments	(1,187,404)	—
Non-control/Non-affiliate investments	(2,468,842)	(16,503,665)
Net unrealized depreciation on investments	(5,227,440)	(20,254,157)
Net unrealized appreciation on secured borrowings	(14,575)	—
Realized gain (loss) on investments:
Non-control/Non-affiliate investments	82,762	(54,120)
Net realized gain (loss) on investments	82,762	(54,120)
Net increase (decrease) in net assets resulting from operations	$724,797	$(13,306,359)
Net investment income per common share — basic and diluted	$0.20	$0.24
Earnings (loss) per common share — basic and diluted	$0.02	$(0.45)
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768
Distributions per common share	$0.23	$0.30

Discussion of Financial Results

We will make available an audio recording discussing our financial results at 10:00 a.m. (Eastern Time) on Friday, February 10, 2017. Domestic callers can access the audio recording by dialing (877) 359-2861. International callers can access the audio recording by dialing +1 (540) 318-1180. All callers will need to enter the Conference ID Number 55871239 and reference "Fifth Street Senior Floating Rate Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the call and will be available through February 17, 2017 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 55871239. An archived replay will also be available online on the "Investor Relations" section of our website under the "News & Events - Calendar of Events" section. FSFR's website can be accessed at fsfr.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of over 18 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSFR's operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449